             STOCK EXCHANGE AGREEMENT W/MAS ACQUISITION X CORP

AGREEMENT

     Agreement dated as of April 26, 2000 between Home Financing Centers, Inc., a Nevada corporation ("HFCI"), on the one hand, and MAS Capital Inc. ("MASC").

     In consideration for and as an additional inducement for MASC to enter into a Stock Exchange Agreement dated April 26, 2000 between Mr. Edward DeFeudis, a shareholder of HFCI and MASC, HFCI agrees to deliver additional number of common shares of HFCI ("HFCI shares") to MASC based on following formula:

* $0.8 less (price of last trade as reported on the first day HFCI is traded on the OTC Bulletin Board) multiply by

* (315,000 HFCI shares held by MASC less shares sold) divided by

* (price of last trade as reported on the first day HFCI is traded on the TC
Bulletin Board)

1. DELIVERY BY HFCI.

     HFCI shall deliver within 10 business days after the first trading day of
HFCI shares on the OTC Bulletin Board to MASC, a certificate representing the
HFCI Shares registered in the name of MASC (without any legend or other reference to any Encumbrance) based on the above formula.

2. REPRESENTATIONS AND WARRANTIES OF HFCI.

     HFCI represents and warrants MASC the following:

2.1   Organization of HFCI; Authorization. HFCI is a corporation duly organized, validly existing and in good standing under the laws of Nevada with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of
HFCI and this Agreement constitutes a valid and binding obligation of HFCI;
enforceable against it in accordance with its terms.

2.2   Capitalization. The authorized capital stock of HFCI consists of
50,000,000 authorized shares of common stock of which 17,030,000 shares are presently issued and outstanding.

2.3   Ownership of HFCI. The delivery of certificates to MASC provided in
Section 1 will result in MASC's immediate acquisition of record and beneficial ownership of the HFCI Shares, free and clear of all Encumbrances.

3.    NOTICES. All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or facsimile (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and facsimile numbers set forth below (or to such other addresses, telex numbers and facsimile numbers as a party may designate as to itself by notice to the other parties).

     (a)  If to HFCI:
          Home Financing Centers, Inc.
          112-114 Burrill Street
          Swampscott, MA 01907
          Phone: (781) 596-1992
          Facsimile No.: (781) 598-5981
          Attn: Gary Kovner, President

     (b)  If to MASC:
          MAS Capital Inc.
          1710 E. Division St.
          Evansville, IN 47711
          Facsimile No.: (812) 479-7266
          Attention: Aaron Tsai, President

4.    MISCELLANEOUS.

4.1   Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

4.2   Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

4.3   No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

4.4   Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter with respect thereto and cannot be changed or terminated orally.

4.5   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

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4.6   Governing Law, Venue. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Indiana, without regard to the conflicts of law principles thereof. Venue for any cause of action brought to enforce any part of this Agreement shall be in Indiana.

4.7   Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other, provided that, after the Closing, no consent of MAS X or the MASC shall be needed in connection with any merger or consolidation of HFCI with or into another entity.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

Home Financing Centers, Inc.

By: /s/ Gary Kovner
   ------------------------------
   Gary Kovner, President

MAS CAPITAL INC.

By: /s/ Aaron Tsai
   -------------------------------
   Aaron Tsai, President

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